Exhibit 99.1
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Announces Management Promotions
and Additions
•	Patricia Darrow-Smith Named Brand President — White House | Black Market

•	Michele Cloutier Named Chief Merchandising Officer for Chico’s Brand

•	Michael Leedy Named Executive Vice President — Chief Marketing Officer
     Fort Myers, FL - March 6, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today announced several key management promotions and an addition to its management team positioning the Company for continued growth:
     Patricia Darrow-Smith has been promoted to Brand President — White House | Black Market. Ms. Darrow-Smith was one of the founders of White House | Black Market in 1985. She joined the Company in September 2003 when the Company acquired the White House | Black Market brand; serving most recently as its Senior Vice President — Chief Creative Officer.
     Michele Cloutier has been promoted to Executive Vice President — Chief Merchandising Officer Chico’s. Ms. Cloutier joined the Company in September 2006 and has been serving as its Executive Vice President — General Merchandise Manager for the Chico’s brand. Over the years, Ms. Cloutier has worked as a senior executive for numerous retailers including Ann Taylor, Gap, Gap Body, and Banana Republic.
     Michael Leedy has been promoted to Executive Vice President — Chief Marketing Officer from his previous position as Senior Vice President — Chief Marketing Officer. Mr. Leedy came to Chico’s in April 2006 from American Eagle Outfitters. From 1995 to 2006, he held various senior marketing positions at American Eagle.
     Carol Kauffman has been promoted to Vice President — Real Estate Law. Ms. Kauffman has been with the Company since October 2003 serving most recently as the Senior Attorney —Real Estate. Ms. Kauffman came to Chico’s from the Gap, Inc. as Senior Corporate Counsel and was Corporate Counsel for Pier I Imports.
     Pam Avesian has been promoted to Vice President — Internal Audit. Ms. Avesian has been with the Company since September 2003 serving as the Internal Auditor. Ms. Avesian came to Chico’s from Gateway, Inc. as Director of Internal Audit, and from 1998 to 2000 Ms. Avesian served as Director of Financial Operations for Applebee’s International.

     Brian Sorlie has been promoted to Vice President — Real Estate West. Mr. Sorlie has been serving as a Director — Real Estate since joining the Company in March 2006. Prior to joining Chico’s, Mr. Sorlie was the Director of Real Estate for Limited Brands, Inc. and Gap, Inc.
     Michelle Fichter has been promoted to Vice President — Stores White House | Black Market. Ms. Fichter has held numerous positions since joining the Company in September 2002. Most recently she was the Company’s Director of Stores for White House | Black Market. Prior to joining Chico’s, Ms. Fichter was with Lane Bryant from 1983 to 2002.
     Michael Conway has been promoted to Vice President — Planning & Replenishment for the Soma brand. Mr. Conway came to Chico’s in August 2005 from Robinsons-May as their Divisional Vice President/Director Replenishment and Allocation. From 1996 to 1998, he served as the Director of Wholesale Operations for Coach, Inc.
     The Company also announced the following addition to its management team:
     James Tague has joined the Company as its Vice President — Planning & Allocation for the Chico’s brand. Prior to joining Chico’s, Mr. Tague was with Limited Brands as Director, Merchandise Planning & Allocation. He was the Director of Merchandise Planning at DSW from 2004 until 2005, and from 2000 to 2004, Mr. Tague held various positions with Lane Bryant.
     Scott A. Edmonds, President & CEO commented, “I am extremely pleased to announce these promotions and additions to our management team. Though Michele Cloutier and Michael Leedy have been with us less than a year, each has made significant contributions to the business. Michele and Michael, along with Patricia Darrow-Smith, understand our customers and the importance of the Company remaining a customer-centric business. I also congratulate each of the other executives on their well deserved promotions. These executives display great commitment to our Company and I expect that each will play a key role in helping to grow the Chico’s family of brands.”
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 925 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company has 558 Chico’s front-line stores, 34 Chico’s outlet stores, 257 White House | Black Market front-line stores, 16 White House | Black Market outlet stores, 51 Soma by Chico’s stores, 8 Fitigues front-line stores and 1 Fitigues outlet store.
     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company